Exhibit 99.1

ORB Automotive Corporation Appoints Xiang-Yang Lu,

Co-Founder of BYD Company Limited, to its Board

Shenzhen, China, July 18, 2011 – ORB Automotive Corporation (“ORB” or the “Company”), an emerging market leader in manufacturing and distributing bonding solutions, rubber gaskets and sealants, and coolant products for the fast growing Chinese automotive industry, announced today that it has appointed Xiang-Yang Lu as an independent director to its Board.

Mr. Lu is a leading pioneer in China’s automotive industry. He is the co-founder, Vice Chairman and Non-Executive Director of BYD Company Limited, holding company of BYD Auto Co., Ltd., a major Chinese domestic auto manufacturer that is committed to clean technology and automobile innovation. BYD has become the most innovative independent national auto brand in recent years and has achieved great success in new energy fields such as electric vehicles and solar power stations. In 2008, Warren Buffett, through Berkshire Hathaway, made a $230 million investment in BYD. In 2009, Forbes ranked Mr. Lu as the fourth richest person in China. He now heads Guangzhou Youngy Investment & Management Investment Group Co., Ltd., an investment company headquartered in Guangzhou, China.

Marco Ma, ORB’s Executive Chairman and CEO, stated “I am a close friend of Mr. Lu and am proud to see that he has become one of China’s most influential business persons. He will bring huge value to our Board and in making ORB a leader in China’s explosive automotive industry.”

Tom Knox, ORB’s Chairman of the Board, added “Mr. Lu is a self-made man who has achieved great success, and is a person from whom I expect to learn a great deal. I look forward to working closely with Mr. Lu in this unique and exciting opportunity to grow ORB into a world class company serving one of the fastest growing industries in the Chinese economy.”

ABOUT ORB AUTOMOTIVE CORPORATION

Through its China-based operating subsidiaries, China-based ORB Automotive Corporation is an emerging market leader in manufacturing and distributing bonding solutions, rubber gaskets, sealants, and coolant products for the fast growing Chinese automotive industry. ORB has a strong presence in the Chinese automotive sector.

ADDITIONAL INFORMATION AND FORWARD-LOOKING STATEMENTS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect ORB Automotive Corporation's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in ORB's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by ORB on its website or otherwise.

Contact: Gen Zhuo, Corporate Representative:
Tel: (408) 436-9889 & Email: genzhuo@orbchina.com

William Uchimoto, U.S. Counsel:
Tel: (215) 751-2876 & Email: wwu@stevenslee.com